Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-235944) on Form S-4 as amended on Form S-8 of United Bankshares, Inc. of our reports dated March 2, 2020, with respect to the consolidated financial statements of Carolina Financial Corporation and its subsidiary and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Carolina Financial for the year ended December 31, 2019.

/s/ Elliott Davis, LLC

Greenville, South Carolina

May 20, 2020